                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

     AMERICAN COLOR GRAPHICS REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

BRENTWOOD, TN, MAY 19, 2004 - ACG Holdings, Inc. and American Color Graphics, Inc. today reported financial results for the fourth fiscal quarter and the fiscal year ended March 31, 2004 (Fiscal Year 2004).

Print Segment Results. Our print segment's (Print) production volume decreased approximately 5% in the fourth quarter as compared to the prior year, which was due primarily to certain customer share losses. On a full year basis, we posted a slight increase in production volume. In addition, we have experienced increases in the level of customer supplied paper, the continued impact of competitive pricing within our industry and certain changes in customer and product mix, all of which have had a negative impact on our reported revenues in both the quarter and the full year. These items were partially offset by increased paper prices.

As a result, Print revenue during the fourth quarter was $92.2 million compared to $104.3 million in the prior year, representing a decline of $12.1 million, or approximately 12%. Value-Added Revenue during this same period was $47.9 million compared to $52.3 million in the prior year, representing a decline of approximately 8%. On a full year basis, Print revenue was $418.0 million compared to $463.1 million in the prior year, representing a decline of $45.1 million, or approximately 10%. Value-Added Revenue during this same period was $214.7 million vs. $223.0 million last year, representing a decline of approximately 4%.

For the fourth quarter, Print EBITDA was $1.1 million compared to $6.3 million in the prior year, representing a decline of $5.2 million. For the full year, Print EBITDA was $38.8 million compared to $52.4 million last year, representing a year-over-year decline of $13.6 million. Print EBITDA included restructuring costs and other special charges during the current year quarter and full year of $5.7 million and $7.5 million, respectively, as compared to $0.8 million in both the prior year quarter and full year periods. Excluding restructuring costs and other special charges, Print EBITDA in the fourth quarter was $6.8 million as compared to $7.1 million in the prior year, and on a full year basis, was $46.3 million as compared to $53.2 million in the prior year.

The benefits from cost reduction initiatives were more than offset by a number of items negatively impacting our profitability within the Print segment. Included was the continuance of competitive pricing pressures within our industry and certain changes in customer and product mix. We have also continued to experience increased health costs, energy costs, pension expenses, and on a full year basis, bad debt expense versus the prior year. In addition, foreign exchange losses related to our Canadian facility have negatively impacted our Print segment EBITDA by $0.5 million in the fourth quarter and $3.0 million on a full year basis compared to the prior year.

Premedia Services Segment Results. Premedia Services revenue during the fourth quarter was $13.4 million which compares closely to the $13.5 million in revenues reported last year. On a full year basis, Premedia Services revenue was $53.1 million versus $54.1 million reported in the prior year. These results include the continued impact of weak overall premedia market conditions offset in part by increases in our packaging premedia business.

Premedia Services EBITDA was $ 2.0 million during the fourth quarter compared to $1.3 million in the prior year. On a full year basis, Premedia Services EBITDA was $9.6 million compared to $7.2 million in the prior year, representing a year-over-year increase of $2.4 million. Included in the current year fourth quarter and full year EBITDA were restructuring costs and other special charges of $0.4 million and $0.6 million, respectively, versus $0.9 million reported in both the fourth quarter and full year 2003 results.


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
The improvement in Premedia profitability was largely driven by aggressive cost reduction which has resulted in reduced manufacturing and selling, general and administrative expenses in this segment. These gains have been partially offset by the continued competitive price environment in the premedia market.

Other Operations Results. In addition to the Print and Premedia Services segment EBITDA results, the Company recorded EBITDA losses from Other Operations, which include corporate general and administrative expenses and other expenses, of $1.1 million in the fourth quarter compared to $1.9 million in the prior year and EBITDA losses of $7.3 million on a full year basis versus $ 5.3 million last year. The quarter and full year results include reduced other expenses and reduced losses from discontinued operations versus the prior year. In addition, the Fiscal Year 2004 results include a charge of $3.2 million related to the write-off of deferred financing costs associated with the Company's prior capital structure.

Consolidated Results. On a consolidated basis, revenues for the Company were $105.6 million in the fourth quarter and $471.1 million for the full year. This represents a decline of 10% and 9%, respectively, versus the comparable periods in the prior year as a result of the reasons previously noted.

Consolidated EBITDA in the fourth quarter was $2.0 million as compared to $5.7 million in the prior year. Included were restructuring costs and other special charges of $6.1 million in the current year quarter versus $1.7 million in the prior year. Excluding restructuring costs and other special charges, consolidated EBITDA in the quarter increased to $8.1 million as compared to $7.4 million in the prior year.

Consolidated EBITDA for Fiscal Year 2004 was $41.1 million as compared to $54.3 million in the prior year. Included in the Fiscal Year 2004 EBITDA were restructuring costs and other special charges of $ 8.1 million and a $3.2 million charge associated with the write-off of deferred financing costs. Included in Fiscal Year 2003 EBITDA was $1.7 million of restructuring costs and other special charges. Excluding these charges, consolidated EBITDA for the full year was $52.4 million as compared to $56.0 million in the prior year.

We recorded a consolidated net loss in the fourth quarter of $12.3 million as compared to a loss of $8.1 million in the fourth quarter of the prior year. Included in this change were increased restructuring costs and other special charges of $4.4 million, as noted above.

We reported a consolidated net loss of $28.8 million for Fiscal Year 2004 as compared to a loss of $0.3 million in the prior year. In addition to the operating results discussed above, included in the current year net loss are the following charges which aggregate $24.1 million: (1) $8.1 million of restructuring costs and other special charges, (2) net non-cash deferred tax expense of $10.6 million associated with changes in estimates related to the Company's income tax accounts, (3) refinancing related expenses of $4.9 million and (4) discontinued operations losses of $0.5 million.

Stephen Dyott, Chairman, President and Chief Executive Officer stated "Given the very competitive market environment, we are relatively pleased with our performance in our fourth fiscal quarter. Although prices are down, our costs have improved. We finished our fiscal year with results equaling the mid-point of our previous guidance."

We ended Fiscal Year 2004 with total debt of $298.3 million vs. $231.8 million at the end of Fiscal Year 2003, which represents an increase of $66.5 million. Included in this increase was incremental debt associated with our Refinancing transaction of $72.9 million and new capital leases of $2.9 million. These increases were partially offset by other net cash generated of $9.3 million during Fiscal Year 2004. In addition to the Company's operating results adjusted for non-cash items, included in the net cash generated of $9.3 million were cash capital expenditures of $13.1 million, cash interest payments of $26.0 million, restructuring payments of $4.3 million, cash taxes of $0.5 million and changes in working capital and other balance sheet accounts.


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At March 31, 2004, we had no borrowings outstanding under our Revolving Credit
Facility. We had letters of credit outstanding of $30.6 million. As a result, we had additional borrowing availability of $39.4 million.

At March 31, 2004, we were in compliance with all of our Bank covenants and anticipate continued compliance for the foreseeable future.

Reconciliations of Non-GAAP Measures to GAAP Measures

EBITDA is defined as earnings before net interest expense, income tax expense, depreciation and amortization. We have included EBITDA because it is a key metric that management uses in measuring our performance and because we believe that investors regard EBITDA as a key measure of a leveraged company's performance and ability to meet its debt service requirements. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. You should not consider it an alternative to net income as a measure of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

The following table reconciles EBITDA to net income (loss) for the periods indicated (in millions):

                                                       PREMEDIA
                                          PRINT        SERVICES         OTHER         TOTAL
                                          -----        --------         -----         -----
THREE MONTHS ENDED MARCH 31, 2004
EBITDA                                  $    1.1            2.0           (1.1)           2.0
   Depreciation and amortization            (5.2)          (0.8)            --           (6.0)
   Interest expense, net                      --             --           (8.5)          (8.5)
   Income tax benefit, net                    --             --            0.2            0.2
                                        --------       --------       --------       --------
NET INCOME (LOSS)                       $   (4.1)           1.2           (9.4)         (12.3) (a)
                                        ========       ========       ========       ========

THREE MONTHS ENDED MARCH 31, 2003
EBITDA                                  $    6.3            1.3           (1.9)           5.7
   Depreciation and amortization            (5.2)          (1.1)          (0.1)          (6.4)
   Interest expense, net                      --             --           (7.2)          (7.2)
   Income tax expense, net                    --             --           (0.2)          (0.2)
                                        --------       --------       --------       --------
NET INCOME (LOSS)                       $    1.1            0.2           (9.4)          (8.1) (a)
                                        ========       ========       ========       ========

TWELVE MONTHS ENDED MARCH 31, 2004
EBITDA                                  $   38.8            9.6           (7.3)          41.1
  Depreciation and amortization            (20.7)          (3.6)            --          (24.3)
  Interest expense, net                       --             --          (34.2)         (34.2)
  Income tax expense, net                     --             --          (11.4)         (11.4)
                                        --------       --------       --------       --------
NET INCOME (LOSS)                       $   18.1            6.0          (52.9)         (28.8) (b)
                                        ========       ========       ========       ========


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
                                                       PREMEDIA
                                          PRINT        SERVICES         OTHER         TOTAL
                                          -----        --------         -----         -----
TWELVE MONTHS ENDED MARCH 31, 2003
EBITDA                                  $   52.4            7.2           (5.3)          54.3
  Depreciation and Amortization            (19.7)          (4.4)          (0.3)         (24.4)
  Interest expense, net                       --             --          (28.6)         (28.6)
  Income tax expense, net                     --             --           (1.6)          (1.6)
                                          ------       --------         ------        -------
NET INCOME (LOSS)                       $   32.7            2.8          (35.8)          (0.3) (b)
                                          ======       ========         ======        =======

      (a) The three months ended March 31, 2004 and March 31, 2003 net loss includes restructuring costs and other special charges of $6.1 million and $1.7 million, respectively.

      (b) The Fiscal Year 2004 net loss includes the impact of the following items: (1) a $10.6 million net non-cash deferred tax expense associated with changes in estimates related to the Company's income tax accounts, (2) a $3.2 million write-off of deferred financing costs related to the Company's prior capital structure, (3) incremental interest expense of $1.7 million related to the 30 day call provision associated with the 12 3/4% Senior Subordinated
            Notes due 2005, which we refinanced, (4) restructuring costs and other special charges of $8.1 million and (5) losses from discontinued operations of $0.5 million. The Fiscal Year 2003 net loss includes restructuring costs and other special charges of $1.7 million.

We have included value-added revenue (VAR) information to provide a better understanding of sales activity within our print segment. VAR is a non-GAAP measure and is defined as Print sales less the cost of paper, ink and subcontract services. We generally pass these expenses through to our customers. We have also included print impressions because we use this as an internal measure of production throughput. Although we believe print impressions to be indicative of overall production volume, total impressions may not be fully comparable period to period due to (1) differences in the type, performance and width of press equipment utilized and (2) product mix produced.

      The following table reconciles Print Segment VAR to Print Segment Sales for the periods indicated:

                            THREE MONTHS            TWELVE MONTHS
                           ENDED MARCH 31,         ENDED MARCH 31,
                           ---------------         ---------------
                          2004        2003        2004        2003
                          ----        ----        ----        ----
                                        (In millions)
PRINT SEGMENT SALES      $ 92.2       104.3       418.0       463.1
  Paper, Ink and
  Subcontract Costs        44.3        52.0       203.3       240.1
                          -----       -----       -----       -----
PRINT SEGMENT VAR        $ 47.9        52.3       214.7       223.0
                          =====       =====       =====       =====

      The following table reflects our print impressions for the periods indicated:

                            THREE MONTHS            TWELVE MONTHS
                           ENDED MARCH 31,         ENDED MARCH 31,
                           ---------------         ---------------
                          2004        2003        2004        2003
                          ----        ----        ----        ----
                                        (In millions)
PRINT IMPRESSIONS         2,925       3,083      12,920      12,887


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ACG Holdings is the parent company of American Color Graphics and American
Color.

American Color Graphics is one of the leading printers of advertising inserts and newspaper products in the United States. The Company's production facilities print and distribute products such as weekly retail advertising inserts, Sunday comic sections, comic books and other publications for many of the country's retailers and major newspapers.

American Color is one of the most technologically advanced providers of premedia services in the United States. Our Premedia Services segment provides our customers with a complete solution for the preparation and management of materials for printing, including the capture, manipulation, transmission and distribution of images.

Forward-Looking Statements

This release contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "project," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements related to future financial condition and operating results.

Economic, business, competitive and/or regulatory factors affecting the Company's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these and other factors is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, as reissued, and its Quarterly Report on Form 10-Q for the quarter and nine month period ended December 31, 2003. The Company's Form 10-K for the fiscal year ended March 31, 2004, will be filed with the Securities and Exchange Commission on or before June 29, 2004. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Conference Call Details

The Company will hold a conference call for investors at 11:00 a.m. EST on Thursday, May 20, 2004, to discuss details regarding the Company's performance for the quarter and year-to-date periods. The call may be accessed by telephone dial-in with the capability to participate in the question and answer portion of the call. The telephone dial-in number for participants in the United States is 888-323-2715 and the pass-code confirmation # is 3770377. The telephone dial-in number for participants outside the United States is 773-756-4708 and the pass-code confirmation # is 3770377.

An audio replay of the conference call will be available for a one week period after the call. The dial-in number for participants in the United States is 800-839-2354. The audio replay dial-in number for participants outside the United States is 402-998-0921. The financial information discussed on that call can be accessed at http://www.amcg.com.


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